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ATLAS AIR WORLDWIDE HOLDINGS, INC.
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On May 5, 2016, Atlas Air Worldwide Holdings, Inc., a Delaware corporation (“AAWW”), held its 2016 first quarter earnings call. Below is a transcript of the earnings call.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the stockholder approval (the “Stockholder Approval”) of the exercise of the warrants issued by AAWW to Amazon.com, Inc. (“Amazon”) in respect of any shares of common stock of AAWW in excess of 4,937,392 shares. In connection with a special meeting of its stockholders (the “Special Stockholder Meeting”) for the Stockholder Approval, AAWW intends to file relevant materials with Securities and Exchange Commission (the “SEC”), including AAWW’s proxy statement in preliminary and definitive form. Stockholders of AAWW are urged to read all relevant documents filed with the SEC, including AAWW’s proxy statement when it becomes available, because they will contain important information about the relationships and transactions between AAWW, Amazon and their respective affiliates. Investors and security holders are able to obtain the documents (once available) free of charge at the SEC’s website at www.sec.gov, or free of charge by directing a request to AAWW Investor Relations, 2000 Westchester Avenue, Purchase, NY or at tel: +1 914 701 8200 or email: InvestorRelations@atlasair.com.

Participants in the Solicitation

AAWW and its directors, executive officers and other members of management and employees, under SEC rules, may be deemed to be “participants” in the solicitation of proxies from stockholders of AAWW in favor of the Stockholder Approval. Information about AAWW’s directors and executive officers is set forth in AAWW’s Proxy Statement on Schedule 14A for its 2016 Annual Meeting of Stockholders, which was filed with the SEC on April 18, 2016, and its Annual Report on Form 10-K for the fiscal year ended December 31, 2015, which was filed with the SEC on February 18, 2016. Information concerning the interests of AAWW’s participants in the solicitation, which may, in some cases, be different than those of AAWW’s stockholders generally, is set forth in the materials filed by AAWW with the SEC, and will be set forth in the proxy statement relating to the proposed transaction when it becomes available.

Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect the companies’ current views with respect to certain current and future events and financial performance. Such forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the operations and business environments of AAWW and its subsidiaries (collectively, the “companies”) that may cause the actual results of the companies to be materially different from any future results, express or implied, in such forward-looking statements.

Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: AAWW’s ability to effectively operate the network service contemplated by the agreements with Amazon, including the cost and timing of securing any aircraft necessary to fulfill the agreements with Amazon; AAWW’s ability to obtain any shareholder approvals that may be required with respect to the equity arrangements expressed in the agreements with Amazon; the risk that the anticipated benefits of the agreements with Amazon will not be realized when expected, or at all; the possibility that Amazon may terminate the agreements with the companies; the effect of the announcement or pendency of the transactions contemplated by the agreements with Amazon, the Investment Agreement by and between AAWW and Amazon and the related agreements; the ability of the companies to operate pursuant to the terms of their financing facilities; the ability of the companies to obtain and maintain normal terms with vendors and service providers; the companies’ ability to maintain contracts that are critical to their operations; the ability of the companies to fund and execute their business plan; the ability of the companies to attract, motivate and/or retain key executives and associates; the ability of the companies to attract and retain customers; the continued availability of our wide-body aircraft; demand for cargo services in the markets in which the companies operate; economic conditions; the effects of any hostilities or act of war (in the Middle East or elsewhere) or any terrorist attack; labor costs and relations; financing costs; the cost and availability of war risk insurance; our ability to maintain adequate internal controls over financial reporting; aviation fuel costs; security-related costs; competitive pressures on pricing (especially from lower-cost competitors); volatility in the international currency markets; weather conditions; government legislation and regulation; consumer perceptions of the companies’ products and services; anticipated and future litigation; and other risks and uncertainties set forth from time to time in AAWW’s reports to the SEC.

For additional information, please refer to the risk factors set forth under the heading “Risk Factors” in the most recent Annual Report on Form 10-K and subsequent reports on Form 10-Q filed by AAWW with the SEC. Other factors and assumptions not identified above may also affect the forward-looking statements, and these other factors and assumptions may also cause actual results to differ materially from those discussed.

AAWW assumes no obligation to update such statements contained in this communication to reflect actual results, changes in assumptions or changes in other factors affecting such estimates other than as required by law.

ATLAS AIR WORLDWIDE HOLDINGS, INC.

Moderator: Edward McGarvey

05-05-16/11:00 a.m. GMT

Confirmation # 93906546

ATLAS AIR WORLDWIDE HOLDINGS, INC.

Moderator:     Edward McGarvey

May 5, 2016

11:00 a.m. GMT

Operator:	This is Conference # 93906546

Operator:	Good morning. My name is Amy, and I will be your conference operator today.

At this time, I would like to welcome everyone to the First-Quarter 2016 Earnings Call for Atlas Air Worldwide.

All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question-and-answer session.

I will now turn the call over to Atlas Air.

Ed McGarvey:	Thank you, Amy, and good morning everyone. I’m Ed McGarvey, Vice President and Treasurer for Atlas Air Worldwide.

Welcome to our First-Quarter 2016 Results Conference Call. Today’s call will be hosted by Bill Flynn, our President and Chief Executive Officer. Joining Bill is Spencer Schwartz, our Executive Vice President and Chief Financial Officer.

As a reminder, today’s call is complemented by a slide presentation that can be viewed at atlasair.com. You may find the slides by clicking on the link to “Presentations” in the Investor Information section of the site. For additional information about Atlas and our 20-plus years of operational excellence for our customers, please download our Corporate Factsheet at the same address.

ATLAS AIR WORLDWIDE HOLDINGS, INC.

Moderator: Edward McGarvey

05-05-16/11:00 a.m. GMT

Confirmation # 93906546

As indicated on Slide 2, we’d like to remind you that our discussion about the company’s performance today includes some forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events and expectations and they involve risks and uncertainties. Our actual results or actions may differ materially from those projected in any forward-looking statements.

For information about risk factors related to our business, please refer to our 2015 Form 10-K, as amended or supplemented by our subsequently filed SEC reports. Any references to non-GAAP measures are meant to provide meaningful insights and are reconciled with GAAP in today’s press release and in the appendix that is attached to today’s slides. You can also find these at atlasair.com.

During our question-and-answer period today, we’d like to ask participants to limit themselves to one principal question and one follow-up question, so that we may accommodate as many participants as possible. After we’ve gone through the queue, we’ll be happy to answer any additional questions as time permits.

At this point, I’d like to draw your attention to Slide 3 and turn the call over to Bill Flynn.

Bill Flynn:	Thank you, Ed, and good morning everyone.

This is an exciting day for Atlas!

As we announced this morning, we are beginning a long-term strategic relationship with Amazon. Our new service will support the continuing expansion of Amazon’s e-commerce business and the enhancement of its customer delivery capabilities.

Our service will include twenty 767-300 converted freighters under long-term CMI and dry-lease arrangements. We expect it to begin in the second half of this year and to scale up to full operations through 2018. Our dry leases will have a term of 10 years, and our CMI operations will be for seven years – with provisions, however, to extend CMI to 10 years as well.

ATLAS AIR WORLDWIDE HOLDINGS, INC.

Moderator: Edward McGarvey

05-05-16/11:00 a.m. GMT

Confirmation # 93906546

Our Titan unit will dry lease the aircraft to Amazon, while our Atlas Air subsidiary will operate them on a CMI basis.

As part of the inherent value creation, and to align interests and strengthen our long-term relationship, we have granted Amazon warrants with respect to the initial twenty 767-300s to acquire 20 percent of our common shares at a price of $37.50 per share.

Our agreements also provide for the future growth of our relationship, as Amazon may increase its business with Atlas.

Based on any incremental revenue paid to Atlas outside the initial twenty 767s, Amazon would earn warrants to acquire up to an additional 10 percent of our common shares at the same exercise price.

We are looking forward to serving Amazon and its customers with the excellent service that is the hallmark of our company.

Moving to Slide 4, we are entering an era of significant business growth and development, further enhancing our revenues and diversification.

In addition to beginning a strategic relationship with Amazon, we completed our acquisition of Southern Air on April 7.

Together with all of our other initiatives, they provide a strong foundation for our future earnings and cash flow.

Our vision is to be our customer’s most trusted partner, and we appreciate Amazon’s confidence in our capabilities, global scale, and operating excellence.

ATLAS AIR WORLDWIDE HOLDINGS, INC.

Moderator: Edward McGarvey

05-05-16/11:00 a.m. GMT

Confirmation # 93906546

The addition of Southern Air, which shares our same commitment to safety, customer service and performance excellence, enhances our ability to be that partner.

Southern also strengthens our position as the leading global provider of outsourced aircraft and aviation operating services. Southern’s highly complementary 777 and 737 operating platforms provide a broader array of services for our customers and new avenues of business growth.

We are eager to capitalize on our opportunities with Amazon and Southern Air, as well as our other ongoing initiatives, to drive substantial value and benefit for our customers and to drive substantial value and benefit for our shareholders.

Slide 5 focuses on our framework for 2016.

It begins with our first-quarter adjusted EPS of $0.31, which was in line with our expectations and our outlook for adjusted EPS growth in 2016. Consistent with our prior outlook, we continue to expect our adjusted EPS in 2016, before startup expenses and the impact of initial warrants for our new Amazon agreements, to increase by a low- to mid-single-digit percentage rate over our 2015 adjusted EPS of $5.01.

Our view reflects the demand that we are currently seeing for our services and aircraft, the benefits we expect from our fleet initiatives and debt refinancings in 2015, and the immediate accretion from our acquisition of Southern Air.

As we commence our new service for Amazon, we will incur an EPS impact for necessary startup expenses and the issuance of warrants. As a result, we now expect that our adjusted EPS in 2016 will be a few percentage points lower than our adjusted EPS in 2015.

Given the inherent seasonality of market demand, we expect the majority of our earnings this year to be generated in the second half.

ATLAS AIR WORLDWIDE HOLDINGS, INC.

Moderator: Edward McGarvey

05-05-16/11:00 a.m. GMT

Confirmation # 93906546

Unlike results in 2015, which benefitted from port congestion in the first half, we anticipate that results in 2016 will be more reflective of historical demand patterns, with approximately three-quarters of our adjusted EPS in the second half of the year.

In addition, we expect earnings per share in the current quarter to be approximately three times the level of our first-quarter adjusted EPS.

For the full year, we anticipate that block-hour volumes, including Southern Air, will increase more than 20 percent compared with 2015, with about 75 percent of the total in ACMI and the balance in Charter.

Results in our Dry Leasing segment will benefit from the addition of two converted 767 freighters to our portfolio in December 2015 and February of this year, which are also operating on a CMI basis.

Including Southern Air, we anticipate that aircraft maintenance expense will total $195 million this year. In addition, depreciation expense should be approximately $145 million, while core capital expenditures, which are mainly for spare parts for our fleet, should total approximately $50 million to $60 million for the year.

At this point, I’d like to ask Spencer to provide you with some additional information about our first quarter. After Spencer, I will provide some additional perspective, and then we will be happy to take your questions.

Spencer.

Spencer Schwartz: Thank you, Bill, and hello everyone.

This is indeed an exciting day.

I just want to add to Bill’s comments about the historic, transformative nature of our relationship with Amazon and our recent Southern acquisition. We expect them to be meaningfully accretive to our earnings and cash flows over time, with strong NPVs and IRRs.

ATLAS AIR WORLDWIDE HOLDINGS, INC.

Moderator: Edward McGarvey

05-05-16/11:00 a.m. GMT

Confirmation # 93906546

We expect our service for Amazon to begin in the second half of this year, become accretive starting in 2017, and scale up to full service and full accretive benefits through 2018.

I also want to reiterate our vision to be our customer’s most trusted partner. Our business begins with the customer. By focusing on and driving value for our customers, we are positioned to drive value for our shareholders.

Turning to Slide 6 and our first-quarter results, our adjusted net income totaled $7.7 million, or $0.31 per share. On a comparative basis, our results were primarily indicative of our ability to capitalize on the very strong demand for airfreight in the first half of 2015, which was driven by throughput issues at ports on the U.S. West Coast.

We also recognized a higher level of revenue on the return of aircraft in last year’s first quarter. In addition, the first quarter of 2016 included an increase in crew training costs associated with our investments for fleet growth and business expansion.

On a reported basis, results during the period totaled $0.5 million, or $0.02 per share, which included a special charge for engines held for sale.

Reported earnings in the first quarter also included an effective income tax rate of 42.8 percent. That mainly reflected nondeductible acquisition-related expenses incurred in connection with the acquisition of Southern Air.

Based on our current tax framework, we do not expect to pay any significant federal income tax until 2020 or later.

Looking at Slide 7, ACMI revenues during the quarter reflected a lower blended average rate per block hour stemming from an increase in CMI flying in 2016, as well as the impact of payments received in 2015 in connection with the return of an aircraft.

ATLAS AIR WORLDWIDE HOLDINGS, INC.

Moderator: Edward McGarvey

05-05-16/11:00 a.m. GMT

Confirmation # 93906546

Average CMI aircraft equivalents, which do not include a component for aircraft ownership in the rate per block hour, increased 27 percent to 17.2 aircraft during the quarter. 747 cargo equivalents, which do include a component for aircraft ownership in the block-hour rate, rose 3 percent to 21.4 aircraft.

The change in charter segment revenues in the first quarter was primarily driven by the impact of lower fuel prices, as well as the impact of higher rates related to the U.S. West Coast port disruption in 2015. This impact was partially offset by an increase in block-hour volumes, mainly due to higher military demand.

It’s important to note that, excluding fuel, our full-planeload yields have grown nearly 13 percent since 2014 on a compound-annual-growth-rate basis.

In Dry Leasing, revenues were affected by a decrease in revenue from maintenance payments related to the scheduled return of passenger aircraft, partially offset by revenue from the placement of two 767 freighter aircraft in December of 2015 and February of 2016.

Moving to Slide 8, segment contribution totaled $56 million in the first quarter compared with $86 million in the first quarter of 2015.

ACMI segment results reflected an increase in crew training costs for the additional pilots we have hired in connection with our fleet-growth initiatives, including more 767 flying for DHL, and in anticipation of our new service for Amazon.

In addition, results reflected payments received in 2015 on the return of an aircraft. These were partially offset by a reduction in heavy maintenance expense.

Charter contribution was driven by the impact of the U.S. West Coast port disruption in 2015 and an increase in crew training costs connected with our fleet initiatives. These were partially offset by higher military passenger and cargo demand.

ATLAS AIR WORLDWIDE HOLDINGS, INC.

Moderator: Edward McGarvey

05-05-16/11:00 a.m. GMT

Confirmation # 93906546

As with Dry Leasing revenues, Dry Leasing contribution during the quarter was affected by a decrease in revenue from maintenance payments related to the scheduled return of aircraft. This was partially offset by revenue from the placement of two 767 freighter aircraft.

Turning to Slide 9 and our balance sheet, we ended the first quarter with cash, including cash equivalents, restricted cash and short-term investments totaling $336 million. That compared with $444 million at the end of 2015.

Our cash position at March 31 reflected cash used for investing and financing activities, partially offset by cash provided by operating activities.

Net cash used for investing activities primarily related to core capital expenditures, namely for rotable spare parts, as well as purchase deposits and delivery payments for flight equipment, including the acquisition of 767-300 aircraft to be converted to freighter configuration for Amazon.

Net cash used for financing activities included $51 million of outflows for debt payments, partially offset by $50 million of proceeds from debt issuance.

As Slide 10 shows, we have reduced leverage while growing our fleet.

At the end of the first quarter our net leverage ratio, which includes the present value of rents, was 4.9 times trailing 12-month EBITDAR, including the benefit of our remaining investment in our outstanding EETCs.

That’s up a bit from 4.6 times at the end of 2015, mainly reflecting investments for fleet-growth initiatives, but down from approximately six times at the beginning of 2014, primarily driven by the pay down of outstanding debt and an increase in earnings.

Looking forward, we expect our leverage ratio to peak at just over five times in the second quarter of this year, reflecting the cash payment we made for the acquisition of Southern Air.

ATLAS AIR WORLDWIDE HOLDINGS, INC.

Moderator: Edward McGarvey

05-05-16/11:00 a.m. GMT

Confirmation # 93906546

Thereafter, we expect to maintain our leverage ratio in the mid- to upper-four times range throughout the remainder of 2016 and 2017, as we ramp up our Amazon service. After that, as the initial aircraft are placed in service and we begin to generate more substantial EBITDAR, our net leverage ratio will begin to decline rapidly.

With that, I would like to turn it back to Bill.

Bill Flynn:	Thank you, Spencer.

As I noted at the start, this is an exciting day for Atlas!

We are entering an era of significant business growth and development.

As reflected on Slide 11, we are excited to begin a long-term relationship with Amazon, and we are excited about our acquisition of Southern Air. Together with our ongoing initiatives, they provide a strong foundation for our future earnings and cash flow.

We are eager to capitalize on these opportunities.

We are eager to drive substantial value and benefit for our customers.

And we are eager to drive substantial value and benefit for our shareholders.

With that Amy, may we have the first question please?

Operator:	Your first question today comes from the line of Kevin Sterling of BB&T Capital Markets. Your line is open.

Kevin Sterling:	Thank you. Good morning, gentlemen, and congratulations on your agreement with Amazon.

Spencer Schwartz:	Thank you, Kevin.

Kevin Sterling:	Bill and Spencer, the 20 planes for Amazon, that’s dry leasing, where will those be coming from?

ATLAS AIR WORLDWIDE HOLDINGS, INC.

Moderator: Edward McGarvey

05-05-16/11:00 a.m. GMT

Confirmation # 93906546

Spencer Schwartz: Sure, Kevin. I will take that one.

We need to source all the aircraft, but we have acquired a number of them already, and we are well along in various stages of procurement for the remaining. So we don’t anticipate any issues in meeting the delivery time frame that we have.

I will just talk about financing for that, in case that was the follow-up with that. We expect to use secured aircraft financing and then cash generated from operating activities to fund the cost of the project. So we don’t expect to have to dip into our cash balance for that.

Kevin Sterling:	OK. Thank you, Spencer. That’s very helpful.

Here’s a little bit, maybe a bigger question as I think about this opportunity with Amazon - as you think about growing that relationship with Amazon, Bill, and given your breadth of asset types, could this possibly expand maybe to wide-body aircraft, whether it’s -8s or 777s for possibly longer-haul flying? Have you had any of those initial discussions with Amazon, or is it still maybe too early in the planning stage?

Bill Flynn:	Yes, well thank you, Kevin. I think if we focused on what we announced today, its 20 aircraft, 767-300s, as Spencer pointed out.

These will all be incremental to the fleet that we have, and that’s substantial and very exciting growth for us. And it’s really an avenue for us to really participate in the exciting growth of e-commerce.

We have not talked about expansion beyond that. Of course, we will be driven by our customer.

Kevin Sterling:	OK. And then last question, you talked about -- you guys talked about some startup costs with Amazon. Could you maybe go in a little bit more detail what these costs are? Is it additional pilots, etcetera, maybe a little more detail on the startup costs?

ATLAS AIR WORLDWIDE HOLDINGS, INC.

Moderator: Edward McGarvey

05-05-16/11:00 a.m. GMT

Confirmation # 93906546

Spencer Schwartz: Sure Kevin.

So we talked about investing in the aircraft. We will also need to invest in spare engines and parts. But in addition to that, we will increase our workforce, pilots, as you mentioned, absolutely, maintenance staff as well. So overall, the transaction is estimated to have a small negative impact on our 2016 earnings, and then will become accretive in 2017 and then more accretive thereafter.

The other impact is that, this year, the warrant transaction, will likely increase the number of diluted shares reported in our EPS calculation. So that will have an impact on EPS as well.

Kevin Sterling:	OK. Great. Well I will get back in queue, because I know there is a lot of other questions. But thanks for your time this morning, and congratulations once again.

Spencer Schwartz:	Thank you.

Operator:	Your next question comes from the line of Jack Atkins of Stephens. Your line is open.

Jack Atkins:	Hey guys, good morning. Thanks for taking my questions.

So I guess going back to the Amazon deal for a moment, sort of -- can you maybe walk us through, Spencer, the warrant vesting period, how that’s going to work, and then sort of what proceeds -- what do you expect to do with the proceeds from any warrant exercises that Amazon undertakes? And will Amazon be getting a seat on your board of directors?

Spencer Schwartz:	OK, sure Jack. Thank you.

With regard to the warrants, there are two tranches of warrants. The first tranche is up to 20 percent. They will receive 10 percent – they received it already, when we signed the transaction. So that is 10 percent is there. And then for aircraft 11 through 20, they will be receiving warrants for those aircraft as well as they are placed into service, so they will have 20 percent on a post-issuance basis. There is a second tranche – Sorry, and those warrants vest, as I said, as the aircraft are delivered and those warrants expire after five years.

ATLAS AIR WORLDWIDE HOLDINGS, INC.

Moderator: Edward McGarvey

05-05-16/11:00 a.m. GMT

Confirmation # 93906546

There is a second tranche of warrants, and those warrants are for potential additional business outside of the original twenty 767-300 aircraft transaction. And so those warrants vest as revenue is paid to Atlas, and they have an expiration period of seven years. And both warrants have an exercise price of $37.50.

So I think that is your question on the warrants, but I am happy if there is more.

And then you asked whether Amazon would be receiving a seat on our board. So yes, Amazon received the right to appoint a nonvoting board observer at signing, and then Amazon may convert that seat into the right to appoint a director to our full board if they exercise warrants and own at least 10 percent of our common stock.

So we are excited about that. It’s a world-class company, and we are happy for them to be joining our board.

Jack Atkins:	OK, great. And then, I guess, how should we think about the plane-level accretion from this deal? Because historically, I tend to think about a 767-300 freighter converted adding about $0.04 or $0.05 of EPS power. I think that’s before any warrant dilution or ramp-up expenses. I mean, is that the right ballpark to think about on a per-plane basis here? We are just trying to get a sense for how accretive this could be.

Spencer Schwartz:	Yes, Jack. I don’t think we are willing to go into that level of detail on a specific customer. But what we will say is that, on a full run-rate basis, we anticipate the business with Amazon to represent a large portion of our adjusted earnings going forward, especially into 2017 and 2018. As I said before with Kevin, it should have a small negative impact in 2016, become accretive in 2017, and then be much more meaningfully accretive in 2018. And I think that’s how we are willing to say on that.

ATLAS AIR WORLDWIDE HOLDINGS, INC.

Moderator: Edward McGarvey

05-05-16/11:00 a.m. GMT

Confirmation # 93906546

Jack Atkins:	OK. I will leave it there and jump back in queue. Thank you.

Spencer Schwartz:	Thank you.

Operator:	Your next question comes from the line of Bob Labick of CJS Securities. Your line is open.

Bob Labick:	Good morning.

Spencer Schwartz:	Good morning, Bob.

Bob Labick:	So my congratulations as well on Amazon. And just sticking with that for now. You said you are going to acquire the 20 planes and dry lease them, and you’re dry leasing and CMI-ing them. Can you talk about what’s the difference between dry leasing and CMI-ing a plane versus an ACMI relationship, both from Atlas’ perspective and the customer perspective? And how you came to the decision to do the dry lease/CMI versus your other ACMI-type deals?

Bill Flynn:	Well, I think, starting out, it depends on what our customer wants to achieve and how our customer wants to achieve that. And so, in this context, the dry lease is for 10 years with Amazon, as we have talked about for all 20, which we will go out and source, Bob. And the CMI is a seven-year agreement, but could be extended to 10. In bifurcating the two, we have a nice and a very important long-term tenor to the lease on the aircraft that we are going to go out and acquire. And then the CMI, in bifurcating the two, it gives the customer, certainly, some flexibility as to how and where they want to deploy their aircraft. And then once that decision is made, it gives them the flexibility to decide on where and who best to operate them.

Bob Labick:	Got it. And then, just clarifying the comments on the incremental warrants, does that mean if they get more than 20 planes then they can get incremental warrants?

ATLAS AIR WORLDWIDE HOLDINGS, INC.

Moderator: Edward McGarvey

05-05-16/11:00 a.m. GMT

Confirmation # 93906546

Spencer Schwartz:	So Bob, it’s for any type of revenue beyond the twenty 767-300 aircraft. So it’s any revenue that Amazon pays to Atlas for any type of service. It could be for additional planes, it could be for other services, anything outside of the twenty 767-300s.

Bob Labick:	Got it. And then how was the 20 percent, or the 19.9 percent original – how did you come up with that number? Is that roughly the equivalent of what it will cost to buy the planes, or what was the methodology behind coming up with that percentage?

Spencer Schwartz:	Yes. I think there is a negotiated value between the parties, and so Amazon is providing value to Atlas. Atlas is providing value to Amazon. And that’s negotiated between the parties, and that’s what the parties agreed to.

We think it’s a great transaction for us, we hope it’s a great transaction for Amazon, and we are both really excited about it.

Bob Labick:	OK, great. I will jump back in queue as well. Congratulations.

Spencer Schwartz:	Thank you.

Operator:	Your next question comes from the line of John Barnes of RBC Capital Markets. Your line is open.

John Barnes:	Hey, thanks for taking the questions today.

Going back, maybe, a little bit on the math on the aircraft, I mean, is the contribution from this structure – I think that’s what everybody is trying to get their hands around, is this all dry lease/CMI versus an ACMI? I mean is the contribution closer to what you would get under a CMI-type of arrangement, or is it closer on a combined basis to what you would see from an ACMI perspective?

Spencer Schwartz:	John, it’s a particular customer transaction and so we don’t talk about – we are obviously announcing a terrific transaction today. So we are excited and we are talking about this customer, but we don’t talk about specific details related to profitability related to a particular customer.

ATLAS AIR WORLDWIDE HOLDINGS, INC.

Moderator: Edward McGarvey

05-05-16/11:00 a.m. GMT

Confirmation # 93906546

So I think if you want to think about the 767 flying being dry leasing and CMI being similar to ACMI, you could think of it that way. They have different characteristics, but you could think of it that way.

John Barnes:	OK. Should the agreement dissolve for some reason over time, do you have the ability to put the planes that are on dry lease back to Amazon? Or is that part of the reason to do it this way? That way they walk away from CMI, and you’ve still got that extra…I am just trying to understand that piece as well, is there some protection for Atlas in the event that -- not that I think it will, but is that protection there?

Bill Flynn:	Yes, I think John, without going into that level of detail, as Spencer suggested, there is a 10-year agreement on the aircraft and a seven on the CMI, which is extendable to 10.

John Barnes:	OK, all right. You know, in terms of looking at the – maybe the quarterly progression of earnings as this deal is fully unveiled and then rolled out, versus what you are talking about this year, where you have said, 75 percent of the earnings in the back half of this year. I know there is specific issues around that. As you look at, once your – the deal is fully implemented and the aircraft are up and running in 2018, is there less seasonality in the business going forward? I know obviously Amazon is going to have a huge surge around the peak, but does this move out some of that demand throughout the year, where maybe the earnings progression quarter-to-quarter is a little bit more consistent until 4Q?

Bill Flynn:	I don’t have the insight or the ability to comment on what demand pattern Amazon is ultimately going to have, when the aircraft are deployed and their network is up and operating. But, if we think about today’s business, the business that we are operating today, there always has been the differences in quarters and earnings per quarter, which reflects, in our case, two things: market demand and also our election to accomplish as much of the maintenance and pilot training that we can in the first quarter, which is the lowest quarter of market demand.

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Moderator: Edward McGarvey

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So that as the market ramps up and we move throughout the year, we have accomplished the maintenance and we have as many of our pilots trained and deployed into the operation. And as you know, the seasonality of demand and, consequently, the seasonality of our earnings reflect, I think, just about all modes of freight transportation in terms of how the quarters change.

John Barnes:	OK, all right. And then lastly, I guess, is the aircraft – I think it goes back to the maintenance. As you add the incremental 20 aircraft in, you talked about ramping up staffing. Are you going to have to staff to handle that level of maintenance in 1Q? How do you go about that staffing level if you are trying to absorb all of that into like a 1Q? Is there – some of this is being outsourced, or is this entirely being done in-house and therefore – I am just trying to understand. Do you have an underutilized capability for a portion of the year because you are trying to handle more and more of that in 1Q, and now you are trying to do it on a much larger fleet?

Bill Flynn:	Well, I think couple of points. We have good scale in the 767 fleet already. We are operating twenty-one 767s today, and we built that up over the last several years.

The aircraft that come in are incremental, and so we will of course be hiring pilots to meet that incremental demand for flight crews.

It’s measured. The aircraft will be coming in over a period of time, as Spencer described. We do have operating leverage in our business, and so, we do have -- in terms of ground staffing and maintenance staff, we have that staff in place for the 21 aircraft today. We will have to add to that. But as you know, we manage maintenance, we don’t perform it. And so the maintenance that will be required on any new aircraft, we outsource, whether it’s heavy.

So I think it will be measured. We have operating leverage in the company, and we will certainly increase our pilot workforce, because we are adding so many more aircraft.

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Moderator: Edward McGarvey

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John Barnes:	OK. And then on the pilot side, since you mentioned that. On the pilot side, I know there was some negotiation going on now. I think you guys were recently saying you felt like it was maybe too early to get to mediation. Can you just talk about what the reaction from the pilots has been thus far? I mean, obviously, expanded opportunities are never a bad thing, but can you just talk about – does this kind of flying for a particular customer like Atlas, does it change anything about the agreement with you and the pilots, in terms of work rules or anything like that?

Bill Flynn:	Well I think – first of all, we have a great group of pilots that have helped make Atlas the company that we are today, and we very much appreciate that.

My expectation is that our pilot work force should be happy about this opportunity or this new agreement that we are announcing today, because it’s about job creation. It will make us a larger, a stronger company.

So in terms of our discussions with our pilots, as you know, we have a contract with our pilots. It’s governed by the National Mediation Board and the Railway Labor Act. We don’t anticipate changing work rules, and under our contract, both of us as parties have rights and obligations in the contract.

So we are looking forward to continuing to grow our company, serving Amazon and their customers, and to continue to create opportunities for everyone that’s on the team here at Atlas.

John Barnes:	Nice deal. I appreciate you taking the time answering my questions.

Bill Flynn:	Thank you, John.

Operator:	Your next question comes from the line of Steve O’Hara of Sidoti. Your line is open.

Steve O’Hara:	Hi. Good morning.

Bill Flynn:	Hi, Steve.

Steve O’Hara:	Congratulations on the announcement. I just had a question about how the transaction came about. I am wondering, obviously there was news several months ago about their desire, or rumors about them looking into the business.

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Moderator: Edward McGarvey

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And I am just wondering, were they a growing customer prior to this, or was this something that was just kind of out of the blue, where they weren’t a customer, or where they were doing kind of a trial relationship prior?

Bill Flynn:	So, we haven’t provided direct flying to Amazon before this transaction. We have had ongoing discussions with Amazon, but I really don’t think we should comment more broadly on that, Steve.

Steve O’Hara:	OK. And I guess, your competitor that also announced a transaction with Amazon, or an agreement with Amazon, had talked about potential synergies with DHL. I am just wondering, maybe if you could comment on that at all as well?

Bill Flynn:	Yes, from my perspective, DHL is very supportive of this transaction. And I think more broadly that, ultimately all of our customers will benefit from the increased scale and scope of our operations that this transaction will drive. What specific synergies that might be realized, I think, are potentially out there. But I don’t think we really should be describing those and getting into that discussion today.

Spencer Schwartz: Steve, its Spencer.

I will just add this should make us a better company. As Bill said, more scale, more diversification, stronger financially, should be better for all of our customers. We need to continue to focus on meeting and exceeding expectations of our customers and to provide operational excellence. That’s not going to change.

Steve O’Hara:	OK. And then, just on the dual agreement with ACMI/dry lease separation, it’s my understanding that ACMI agreements can be – maybe are a little easier for a customer to exit than a traditional dry lease. So this would kind of protect the fixed assets a little more than maybe a traditional ACMI contract. Is that fair?

Bill Flynn:	Well, rather than comment on the contract specifically, let’s step back and give a perspective. So the core business, way back 20 years ago, was ACMI as the company originally constructed it. Several years ago, we saw opportunities

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Moderator: Edward McGarvey

05-05-16/11:00 a.m. GMT

Confirmation # 93906546

and began talking about the ability to unscramble that alphabet. There is ACMI, there is A plus CMI. We created Titan, focusing just on dry leasing. And then we were able to build the CMI business, where the customer is providing the aircraft, whether they own or they lease and they bring it into us.

But if we step back, and just think about aircraft and aviation services we have grown to today in outsourced operating services, we are operating over 50 aircraft. And we are going to add another 20 to that whole range of operations through this transaction.

So it becomes difficult to parse an ACMI versus an A versus a CMI. And if we think more broadly about outsourced aviation operating services or outsourced operations, we have come from less than 20 aircraft at some point a while ago, now to something that’s going to be north of 70. And we think there are very good – there continue to be good opportunities for us. And we will manage the risk of asset ownership across that scope, as well as build scale and scope in the CMI operations and continue to focus on being a better provider of operational excellence to our customers.

Steve O’Hara:	OK. Thank you very much.

Spencer Schwartz: Thank you, Steve.

Operator:	Your next question comes from the line of Helane Becker of Cowen and Company. Your line is open.

Helane Becker:	Hi guys. Thank you for the time. Actually, may I ask a question not related to Amazon?

Bill Flynn:	Sure.

Helane Becker:	Thank you. So in looking over to your first-quarter income statement, your travel budget seemed to have gone up about 50 percent. And I am kind of wondering about that run rate. And is that just more people flying, is it the bigger operation, is that the new way I am supposed to think about this?

Spencer Schwartz: Yes Helane, it’s a good question.

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Moderator: Edward McGarvey

05-05-16/11:00 a.m. GMT

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As I have mentioned earlier, we incurred increased crew training costs. And so included in that, we incurred travel to get our crew through the schoolhouse, through our training center, which is located in Miami. So we were, in part, trying to do that for our ongoing business, but we also were trying to do that in anticipation of adding additional pilots in preparing for the ramp-up for Amazon.

Helane Becker:	OK. So then that $30 million run rate is kind of the way we should think about it going forward? For at least this year?

Spencer Schwartz:	While we are ramping up for Amazon, I think you will see increased travel, until we get to a sort of a new sustained level.

Helane Becker:	OK, perfect. I mean, all those Amazon questions, I think, suffice for me. So thank you. That’s all I had.

Bill Flynn:	Thanks, Helane.

Spencer Schwartz:	OK, thanks, Helane.

Operator:	Your next question comes from the line of Scott Group of Wolfe Research. Your line is open.

Vanck Zhu:	Good morning, all. It’s actually Vanck Zhu for Scott. Congrats on the Amazon deal. Just a couple of questions for me. So I guess, going back on those planes, are you buying the converted freighters, or are you converting them yourselves?

Spencer Schwartz:	We are buying them and then converting them. So we will be sourcing the aircraft, and then we will be converting them.

Vanck Zhu:	OK. And how should we think about CapEx per plane, both on the – I guess, initial acquisition of a passenger plane and then on the conversion?

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Moderator: Edward McGarvey

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Spencer Schwartz:	So we are not really commenting on that, because it’s – you can imagine the cost is competitively sensitive. But we will need to – we have already acquired a number of aircraft, and we are well along the procurement process for the remaining. But we will be acquiring whatever we haven’t acquired thus far, we will be acquiring feedstock, and then incurring conversion costs per aircraft.

Vanck Zhu:	OK. And I know you don’t want to speak too much on the EPS accretion per plane, but I was wondering if you can help us think about just accretion in terms of block hours, revenue per block hour?

Spencer Schwartz:	Its two things. One, it’s a little early, and two, this is customer-specific, and so we really just don’t provide customer-specific details like that. It would be improper for us to do so. But we said, overall, the relationship will have a small negative impact on our EPS this year. It will become accretive next year, and then become meaningfully accretive thereafter.

Vanck Zhu:	OK. One final one on the fundamentals. Just wondering, in terms of the ACMI contribution margins, they seem like the lowest they have been in a while. I know we talked about maintenance costs and travel. I was wondering if there is anything else unusual in the quarter, and I guess where do you expect the ramp to be through the rest of this year for ACMI contribution margins?

Spencer Schwartz:	Sure. I think the biggest thing that we talked about, during the quarter, our ACMI contributions were impacted by crew training. And so, we spent a little time talking about that.

We really accelerated crew training during the first quarter. Again, for our existing business, but also to get pilots through the schoolhouse, through our training center, so that we can be ready for the ramp-up with Amazon. So that certainly had an impact on our ACMI profitability.

And you didn’t ask, but when looking at the ACMI rate per block hour we talked about a little bit earlier, it’s driven by the mix of CMI flying that’s included in there.

CMI business continues to grow, and because it doesn’t have the A component, it brings that down. But CMI block hours up 16 percent, CMI aircraft up 27 percent. So we are really excited about the growth of that business.

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Moderator: Edward McGarvey

05-05-16/11:00 a.m. GMT

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Vanck Zhu:	OK, great. Thanks for taking the time, guys, and congrats on the deal.

Bill Flynn:	Thank you.

Spencer Schwartz: Thank you very much.

Operator:	Your next question comes from the line of David Campbell of Thompson Davis and Company. Your line is open.

David Campbell:	Yes. Thank you very much. I appreciate the chance to ask you some questions and congratulations on the new contract. You must have some – of course, you realize that the global freight market has a substantial amount of excess capacity. And adding a 20-aircraft, or whatever number it is this year, will have some impact on rates.

What does that do to your existing business in the, especially, the Asia-Pacific region where carriers have already gotten low rates. Now you are going to reduce them more, with more capacity. So what do you think about all that?

Bill Flynn:	So David, a couple of things. If you think about where our aircraft serve today, our single largest commercial customer is DHL. And so their volumes, their express volumes, are not even counted in the statistics that IATA and others publish. So there is a – we are serving a different market than necessarily as reported in the IATA statistics, necessarily that PACTL and HACTL and other sources of information that might be out there.

As we look at our other ACMI customers, they are – many of them are outperforming the market and doing quite well. The aircraft that we are talking about adding here would be added to serve Amazon, and to serve their e-commerce business, which isn’t, in many ways, a new market. Predominantly, our initial operations I anticipate will be domestic.

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Moderator: Edward McGarvey

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And so, I think there is another way to think about this. And just looking at the traditional airfreight market and what capacity may be coming in, I don’t think it tells us a story about our results, how we see our outlook prior to beginning to serve Amazon. And as Spencer pointed out, the capacity will start to come in at the end of 2016, will be delivered through 2017, with the full 20 in service into 2018. So it’s not an immediate introduction of 20 assets in a very short period of time. It’s over a longer period of time.

We were looking at our Charter yields, which is where we are exposed most directly to the heavy-freight market. It’s about 20 percent of our flying, and that includes our military flying in that number of 25 percent. We went back and looked at 2016 over 2014 to try and normalize for the impact of the West Coast port stoppages that we had in the first half of 2015. And so on 2016 over 2014, net of fuel, our yields are up 13 percent in that Charter segment. So we have been able to manage that segment and manage where we position aircraft and take advantage of what that market has to offer us.

David Campbell:	I see. OK. Thank you. And you are currently doing business with Amazon on your existing transpacific operations, are you not?

Bill Flynn:	We are not flying aircraft for Amazon. Are our other customers, ACMI customers doing business with Amazon? I imagine so. But this is a new arrangement for us directly with Amazon.

David Campbell:	Yes, but their freight, the forwarders give you freight, may come from Amazon, and that business will be now going on Atlas aircraft, is that the way to look at it?

Bill Flynn:	I wouldn’t draw the conclusion. I don’t know the details of how Amazon moves their international freight. We are not working with them directly on that. That would be other service providers.

David Campbell:	Right. And the plus-20 percent of growth in revenue block hours this year, your forecast for 2016, that’s before Amazon, is it not? That doesn’t include any Amazon flying?

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Moderator: Edward McGarvey

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Bill Flynn:	No it doesn’t, but it does include Southern. Amazon flying, as we said, is towards the end of 2016 when it begins. But it does include Southern in our – and what we, our other customers have told us to anticipate, in terms of their operating schedules for the balance of the year.

David Campbell:	All right. Will you adjust the revenue of block hour forecast later on in the year when are you going to have a better idea of what Amazon is going to be? What number of aircraft you will actually be operating for them this year?

Spencer Schwartz:	Sure, David. We update our outlook framework every quarter, and we will give you the best information that we can every quarter.

David Campbell:	But it’s likely they will be a significant contributor to the fourth-quarter capacity, fourth-quarter revenue block hours. Or don’t you know yet?

Bill Flynn:	I think it’s premature for us to talk about fourth-quarter block hours in total and what contribution Amazon’s operation may be at that time, David.

David Campbell:	OK. All right. Thank you for helping me. And I will stay on here for a while. Thank you.

Bill Flynn:	Thanks, David.

Operator:	Your next question comes from the line of Jack Atkins of Stephens. Your line is open.

Jack Atkins:	Hey guys. Thanks for the follow-up opportunity. I guess, first off, I think there was an engine or charge related to engines held for sale. What drove that, and I think we have seen several asset charges over the last couple of years. Do you feel like you are properly accruing depreciation, given the current market?

Spencer Schwartz:	Sure, Jack. Great question. We have talked about before.

We have an engine acquisition program that’s part of our overall continuous improvement program. We have been able to purchase engines for less than it would cost us to perform overhauls in some cases. In this case, we were able to trade in run-out engines for engines that were fresh from overhaul. And so by trading in these old engines, it allowed us to reduce the cost of these other engines.

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Moderator: Edward McGarvey

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In this case, we pool all of our engines together, and so, therefore, even though these engines were run-out, the book value of the engines was on a pooled basis. And so it creates a very big loss and so for adjusted purposes, we back that large loss out. It’s a noncash item, and so that’s the nature of the item.

Overall, we trade in the engines. We get to select any engines that we want to trade in. And so in this case, we chose these run-out engines. They happen to have a higher book value, which creates this loss.

Jack Atkins:	OK. In terms of the military charter demand for 2016, have your expectations changed there, now that you are four months into the year?

Bill Flynn:	Military level of flying both for cargo and passengers is slightly higher than 2015 and consistent with our expectations as we came into the year.

Jack Atkins:	OK. Maybe just a couple of additional follow-ups. The number of diluted shares, Spencer, that is baked into your guidance for the full year – could you provide that number?

Spencer Schwartz:	No, I don’t have that. Sorry, Jack, I don’t have that at my fingertips. But if you are asking how the Amazon warrants will impact that, is what you are asking?

Jack Atkins:	Yes. I mean, you are saying part of the reason the guide is coming down is additional shares. I’m trying to figure what share counts you are assuming?

Spencer Schwartz:	Sure. Sure. It really depends on what happens to our stock price. The warrants will be accounted for under the treasury stock method, and so I don’t know how much detail you want to know about that. But it’s an interesting accounting method, but it really depends on where the stock is versus where the exercise price is. It’s a funny accounting method, and any amount of the warrants that are in the money will impact the dilution.

So it really depends where our stock is. We have made certain estimates in trying to provide our framework outlook for today. But it really will depend on how our stock performs versus the exercise price.

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Jack Atkins:	But in terms of sort of what’s baked into your own model that came up with the down several points, is that something we can maybe follow-up on?

Spencer Schwartz:	It’s not something, I mean, we really don’t want to tell you where think we project our stock price will be. We obviously don’t know. But of course, we had to make certain projections. But it really depends on where our stock price will be at the end of the year, and how that compares to the exercise price.

Bill Flynn:	I will point out, Jack, that the other part of being down a few percentage points are the costs that we are going to incur as we ramp up the number of our pilots and some or the other expenses that someone else asked about earlier on the call. Because we will be starting at the end of the year, flying in 2017, but we really do need to begin the hire and training and take on other necessary expenses, in anticipation of the startup.

Jack Atkins:	Maybe that’s another way to get at it. What sort of extra expenses are you expecting to incur this year, on behalf of that ramp up?

Spencer Schwartz:	Sure. We will be hiring additional pilots, we will be hiring some additional maintenance and other staff, and we will be incurring crew training, as we ramp up.

Jack Atkins:	But in terms of a number, is there a number you can share with us, Spencer?

Spencer Schwartz:	No, what we have said – so we have previously provided our framework for the year, and then we have given you a revised guidance, so you can see what that difference is. And you can determine how you want to allocate that between the various items. But we have given you a before and after.

Jack Atkins:	OK. Thank you for the time.

Spencer Schwartz:	Thank you.

Operator:	Your next question comes from the line of Bob Labick of CJS Securities. Your line is open.

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Moderator: Edward McGarvey

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Bob Labick:	Hi thanks. Just following up on the quarter. While you addressed most of these, but in terms of the contribution margin on the Charter side. Obviously, I guess there was a pretty strong contribution from the military. Is that expected to remain at the levels from Q1 throughout the year, or will that come down, or how are you looking at that over the course of the year?

Spencer Schwartz:	Yes, Bob. I think Bill just commented on that. I think we expect that our military business, both cargo and passenger for the military, should be consistent with or slightly better than the prior year.

Bob Labick:	OK, great. Sure – but Q1 was obviously a very strong quarter in terms of contribution from the Charter side versus two years ago, right? Last year obviously had the West Coast port strikes, so it’s not really a good comparison. But versus 2014, it was a fantastic quarter. And so I was just wondering if there was – on a full-year basis, military is slightly higher than 2015. But if it was front-end loaded, therefore giving you a good quarter, you know what I mean? I am just trying to get a sense of how the rest of the year plays out, in terms of those contribution margins.

Bill Flynn:	So one of our customers in the Charter business is military. I don’t believe it’s front-end loaded. It tends to be smoother than that through the year, Bob. I think, though, it’s worth commenting a bit about the charter market.

The charter market has changed. A number of passenger carriers in intercontinental operations have reduced their freighter fleets over the last several years. And so from our perspective, it’s a bigger commercial charter market than it used to be. It’s not just fourth-quarter seasonal peak with consumer goods and e-goods coming into transpac or Asia-Europe.

It’s global. We are just completing a great, fresh-cut flowers out of Latin America into the U.S., into Europe for Mother’s Day, and spring generally, as well. So we are operating over 1,000 charter flights a year. That’s multiple charter flights a day. I think we have got a great Charter sales force and sales team that understands the market well.

And I think what we will see are smoother charter-type contribution, or good charter contributions, through the year. The market has changed over the last couple of years, and of course, first quarter last year was exceptional, because of all the work stoppages, etcetera, that happened out on the West Coast. But I think it’s a different charter market than it has been.

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Moderator: Edward McGarvey

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Bob Labick:	OK, that’s great. Thanks so much.

Bill Flynn:	Thank you.

Operator:	And your last question for today comes from the line of Steve O’Hara of Sidoti. Your line is open.

Steve O’Hara:	Yes, hi, I appreciate the follow-up.

Just quickly, I don’t know if you talked about it, I maybe missed it. But the Amazon, they are going to be operated in the domestic market in the U.S., is that correct? And then also on the conversion slots, do you have slots available? How sure are you of that process? And will it be -- are you planning on using Boeing or, I think IAI is the other one, and if you could comment? Thank you.

Bill Flynn:	Thanks, Steve. We haven’t got a specific schedule from Amazon, but we anticipate that the operations, or the vast majority of operations, would be within North America. We will get that schedule from Amazon, as we are moving closer to operations startup.

As Spencer said, we have already secured some of the aircraft, with a good line of sight on the balance of the aircraft that we need to acquire. We will be working with several shops to convert the aircraft from passenger to freighter. And I think as Spencer might have said earlier, we feel very confident about our ability to deliver the converted aircraft to Amazon based on the schedule we have agreed with them.

Steve O’Hara:	OK. Thank you very much.

Bill Flynn:	Thank you.

Spencer Schwartz:	Thank you, Steve.

Bill Flynn:	OK. I think, Amy, you said there weren’t any other questions.

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Moderator: Edward McGarvey

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So with that, Spencer and I would like to thank everyone for your interest in Atlas Air Worldwide and for taking time to join us on the call here today.

We look forward to speaking with you again soon and, hopefully, seeing many of you at our Investor Day, which we are going to hold on June 15, in New York, at the NASDAQ MarketSite. So thank you once again.

Spencer Schwartz: Thank you.

Operator:	This concludes today’s conference call.

END